FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Amends Agreement
to Acquire Equity Inns Lodging Portfolio

Extends Closing Date to February 27, 2015

Company to Acquire 116 Hotels Totaling 13,744 Rooms in 31 States for a Purchase Price of $1.808 Billion

New York, NY – November 13, 2014 – American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality” or the “Company”), announced today that it has entered into a definitive, amended and restated purchase and sale agreement (the “Amended Purchase Agreement”) for the acquisition of the Equity Inns Lodging Portfolio that consists of 116 hotel assets (previously 126 hotel assets) (“Equity Inns” or the “Portfolio”). Equity Inns is being acquired from subsidiaries of W2007 Grace I, LLC and WNT Holdings, LLC, each of which are indirectly owned by one or more Whitehall Real Estate Funds (“Whitehall”), real estate private equity funds sponsored by The Goldman Sachs Group, Inc.

The transaction is scheduled to close on February 27, 2015. Both parties have agreed to the removal of several contingencies that were included in the original purchase and sale agreement, which they believe provides greater certainty to the successful execution of the transaction. The acquisition of Equity Inns, when completed, will increase ARC Hospitality's lodging portfolio to 122 hotels totaling 14,925 rooms, establishing ARC Hospitality as one of the largest owners of select-service hotels (by enterprise value) in the North American lodging REIT sector.

Under the terms of the Amended Purchase Agreement, ARC Hospitality, through its subsidiaries, will acquire the Portfolio for a purchase price of $1.808 billion. The Portfolio will consist of 116 hotels totaling 13,744 rooms across 31 U.S. states, franchised by leading global hotel brands including Hilton Hotels & Resorts, Marriott International, Hyatt Hotels and InterContinental Hotels Group. It will encompass a number of well-known hotel flags, including Hampton Inn, Hilton Garden Inn, Homewood Suites, Embassy Suites, Courtyard, Residence Inn, Hyatt Place and Holiday Inn.

About ARC Hospitality

ARC Hospitality is a publicly registered, non-traded real estate investment trust (“REIT”) that intends to qualify as a REIT for tax purposes with the taxable year ending December 31, 2014.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Jonathan P. Mehlman, EVP and CIO
DDCworks	American Realty Capital Hospitality Trust, Inc.
tdefazio@ddcworks.com	JMehlman@arlcap.com
(484) 342-3600	(212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135